For immediate release	For information, contact:
Investor Relations 972.699.4055 investor@xanser.com

Xanser Announces Executive Appointment

DALLAS, TX (April 5, 2007) – Xanser Corporation (NYSE: XNR) has announced the appointment of Daryl L. Conner as vice president and controller. He is responsible for the company’s financial reporting and accounting systems worldwide. Mr. Conner has approximately 20 years of experience and is a 1987 graduate of the University of Georgia and before joining Furmanite in December 2006, he served as the controller of ACS, Inc.

“Daryl brings a tremendous knowledge base and a reputation of capability and expertise. We are very pleased to have him on our team,” said Michael L. Rose, President and Chief Operating Officer.

ABOUT XANSER CORPORATION

Xanser Corporation (NYSE: XNR) provides technology-based and technical services worldwide. Headquartered in Dallas, Texas, Xanser’s operations consist of an information technology services company, Xtria, and an international technical services firm, Furmanite. Additional information, including conference calls, news releases, and public filings, is available on its website, www.xanser.com.

Xtria is a full service provider to the government markets in focus areas of early childhood education and development. With established intellectual capital and product knowledge, Xtria has many years of experience and a track record of success in the government market. Its website is www.xtria.com.

Furmanite’s business is the protection and management of its customers’ critical assets, and the company’s technical and technological capabilities help to assure that customers’ critical assets are on line and performing for maximum profit. Operating for over 75 years, Furmanite today is recognized as the leading world wide expert in the field of on-site and on-line plant and pipeline maintenance. Furmanite delivers a broad portfolio of engineering solutions that keep facilities operating, minimizing downtime and maximizing profitability. Furmanite’s diverse, global customer base includes offshore drilling operations, pipelines, refineries and power generation facilities, chemical and petrochemical plants, steel mills, automotive manufacturers, pulp and paper mills, food and beverage processing plants, semi-conductor manufacturers and pharmaceutical manufacturers. Furmanite operates more than 50 offices on five continents. For more information, visit www.furmanite.com.

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